As filed with the Securities and Exchange Commission on February 5, 2021

Registration No. 333-201327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Walgreens Boots Alliance, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1758322
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

108 Wilmot Road, Deerfield, Illinois 60015

(Address and Zip Code of Principal Executive Offices)

Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan

Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan

(Full Title of the Plan)

Marco Pagni

Executive Vice President, Global Chief Administrative Officer and General Counsel

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-3700

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Joseph B. Amsbary, Jr.

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Telephone: (847) 315-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

As permitted by Rule 429 under the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration 333-198768 on Form S-8 and a new Registration Statement on Form S-8 with respect to the 2021 Plan (as defined below).

EXPLANATORY NOTE

On January 28, 2021 (the “Effective Date”), the stockholders of Walgreens Boots Alliance, Inc. (the “Registrant”) (File No. 1-36759) approved the Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”). The total number of shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), that may be granted under the 2021 Plan includes, in addition to 65,000,000 new shares of Common Stock (on a new Registration Statement on Form S-8 filed on February 5, 2021), (i) the number of shares that remained available for issuance under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan, as amended and restated (the “2013 Plan”) as of the Effective Date and (ii) the undelivered shares subject to outstanding awards granted under the 2013 Plan that become available for future awards under the 2021 Plan as provided for in the 2021 Plan (the shares described in (i) and (ii), the “2013 Plan Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-201327 (the “Post-Effective Amendment”) is hereby filed to cover the issuance of the 2013 Plan Shares pursuant to the 2021 Plan. This Post-Effective Amendment does not pertain to the other plans included in the original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, filed with the Commission on October 15, 2020;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2020, filed with the Commission on January 7, 2021;

(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on September 17, 2020, October 30, 2020, December 28, 2020, January 8, 2021, February 1, 2021 and February 2, 2021 (excluding in each case any information furnished under Item 7.01); and

(4)	The description of the Registrant’s common stock contained in Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on November 18, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of Title 8 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation, within certain limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any suit or proceeding to which such person is a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, the Registrant’s ability or that of the Registrant’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the Registrant’s bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer or certain other persons who (because of the fact that he or she is the Registrant’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by the Registrant’s directors, officers or certain other persons in advance of the final disposition of a proceeding according to applicable law.

The Registrant also provides insurance from commercial carriers against certain liabilities that may be incurred by the Registrant’s directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.*	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B (File No. 1-36759), filed with the Commission on December 31, 2014)

4.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 1-36759), filed with the Commission on June 10, 2016)

4.3	Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (as amended and restated) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 1-36759) filed with the Commission on January 19, 2018)

4.4	Amendment to the amended and restated Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 1-36759) filed with the Commission on February 2, 2021)

4.5	Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 1-36759) filed with the Commission on February 2, 2021)

5.1*	Opinion of Sidley Austin LLP with respect to the validity of issuance of securities

23.1*	Consent of Sidley Austin LLP (included as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on the 5th day of February, 2021.

WALGREENS BOOTS ALLIANCE, INC.

By	/s/ James Kehoe
Name	James Kehoe
Title	Executive Vice President and Global Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stefano Pessina, James Kehoe and Marco Pagni, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and dates indicated.

Signature	Title	Date

/s/ Stefano Pessina	Executive Vice Chairman and Chief Executive Officer (Principal Executive Officer) and Director	February 5, 2021
Stefano Pessina

/s/ James Kehoe	Executive Vice President and Global Chief Financial Officer (Principal Financial Officer)	February 5, 2021
James Kehoe

/s/ Heather Dixon	Senior Vice President, Global Controller and Chief Accounting Officer (Principal Accounting Officer)	February 5, 2021
Heather Dixon

/s/ James A. Skinner	Executive Chairman	February 5, 2021
James A. Skinner

/s/ José E. Almeida	Director	February 5, 2021
José E. Almeida

/s/ Janice M. Babiak	Director	February 5, 2021
Janice M. Babiak

/s/ David J. Brailer	Director	February 5, 2021
David J. Brailer

/s/ William C. Foote	Director	February 5, 2021
William C. Foote

/s/ Ginger L. Graham	Director	February 5, 2021
Ginger L. Graham

/s/ Valerie B. Jarrett	Director	February 5, 2021
Valerie B. Jarrett

/s/ John A. Lederer	Director	February 5, 2021
John A. Lederer

/s/ Dominic P. Murphy	Director	February 5, 2021
Dominic P. Murphy

/s/ Nancy M. Schlichting	Director	February 5, 2021
Nancy M. Schlichting